Exhibit 10.21

SUBLEASE OF PREMISES AGREEMENT

This Sublease of Premises Agreement ("Sublease") is dated as of   May 1, 2009 (the "Effective Date") and is entered into among Star Medical Equipment Rental, Inc., a Florida corporation of Miami, Florida ("Tenant"), Internal Fixation Systems, Inc., a Florida corporation, of Miami, Florida ("Subtenant") and Flagler Development Company, a Florida corporation, of Miami, Florida ("Landlord"). Each of Tenant, Subtenant and Landlord is a "Party" and collectively they are the "Parties" to the Sublease

WHEREAS, Landlord and Tenant entered into that certain lease dated September 26, 2006, as amended by that certain Amendment to Lease dated September 26, 2006, and that certain Second Amendment to Lease dated October 16, 2006, and that certain Third Amendment to Lease dated December 14, 2006 (collectively, including all attachments and exhibits, the "Lease"), for the leased premises located at 10100 N.W. 116th Way, Suite 18, Medley, Florida 33178 (the "Premises"); and

WHEREAS, Tenant desires to sublease a portion of the Premises to Subtenant.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord, Tenant and Subtenant agree as follows:

1. Sublease Period: Subtenant agrees to sublease from Tenant, that portion of the Premises identified as Exhibit A hereto and constituting approximately 1969 square feet (the "Subtenant Premises"). The term of this Sublease ("Term") shall commence as of the Effective Date and shall expire on the expiration date of the term of the Lease and any extensions or renewals thereof unless earlier terminated pursuant to the terms hereof or the terms of the Lease. Tenant agrees that it shall not fail to exercise the renewal option under the Lease (in which case, the term of this Sublease shall be renewed to the same expiration date under the Lease) unless it has obtained Subtenant's written consent to nonrenewal of the term of the Lease.

2. Terms of Sublease: Subtenant agrees to comply with all terms and conditions of the Lease in so far as applicable to the Subleased Premises, including but not limited to the prompt payment of all rents as described herein below, the procurement of all required insurance and the compliance with all rules and regulations of the Landlord. The Lease terms (insofar as applicable to the Subleased Premises) are incorporated into this Sublease by reference. A copy of the Lease is attached hereto and made a part hereof and is attached as Exhibit B; Landlord and Subtenant represent that Exhibit B contains all documents and understanding comprising the Lease and that except as disclosed on Exhibit B, the Lease has not been modified and that as of the Effective Date neither Landlord not Tenant are in default of any of their respective obligations under the Lease. Subtenant agrees to pay Tenant the monthly rent of $3,000.00 for the Subleased Premises (the "Base Rent"), in addition, as stated in the Lease, "Subtenant's Proportionate Share" of all other rental charges hereinafter due, additional rents, fees, taxes and charges of any kind assessed against Tenant pursuant to the Lease (except for amounts attributable to a Default, by Tenant under tilie Lease) ("Additional Rent")

"Subtenant's Proportionate Share" shall mean 16.7%, which approximates the ratio of the area of the Subtenant Premises to the area of the Premises. Subtenant agrees to indemnify Tenant from any breaches by Tenant of its obligations under the Lease with respect to the Subleased Premises.

3. Use; Insurance. The Subleased Premises may be used by Subtenant only for business purposes. It may not be further subleased without Tenant's and Landlord's written consent, except in compliance with Section 8 (d) below. Holdover rent shall be at the rate of 150% of the Base Rent Subtenant paid during the last month of the Term. Subtenant shall provide for the separate metering of utilities services to the Subleased Premises, provided however, if separate metering is not practical or available, and utilities are shared with Tenant, Subtenant shall pay its prorata share of utilities as best determined by Tenant and Subtenant with 16.7% of the utility bills being the presumptive percentage unless the nature of the use of the Premises by Subtenant warrants a different percentage. Subtenant shall be entitled to the reasonable use of the loading docks, access driveways and parking areas of the Premises in connection with the conduct of its business in the Subleased Premises. Subtenant shall maintain liability insurance in the amount of $     As per Master Lease  . The Subtenant shall maintain its own Worker's Compensation Insurance. In all regards Subtenant shall hold Tenant harmless from any all liabilities, damages and losses, arising solely from Subtenant's use of the Premises.

4. Default. The occurrence of any of the following shall be a "Default":

(a) Subtenant fails to pay any installment of Base Rent within five (5) business days after notice that the same is due, or Subtenant fails to pay any installment of Additional Rent within thirty (30) days after receipt of notice that its Proportionate Share of Additional Rent is past due or if Subtenant fails to pay any other amounts due Tenant from Subtenant under this Sublease within thirty (30) days after receipt of notice that the same is due. Subtenant hereby expressly waives any additional notice required under § 83.20 of the Florida Statutes.

(b) Subtenant fails to perform or observe any other term, condition, covenant or obligation required under this Sublease for a period of thirty (30) days after written notice thereof from Tenant; provided, however, that if the nature of Subtenant's default is such that more than thirty days are reasonably required to cure, then such default shall be deemed to have been cured if Subtenant commences such performance within said thirty-day period and thereafter diligently completes the required action within a reasonable time.

(c) Subtenant shall assign or sublet all or a portion of the Subleased Premises in contravention of the provisions of this Sublease.

(d) All or substantially all of Subtenant's assets in the Subleased Premises or Subtenant's interest in this Sublease are attached or levied under execution (and Subtenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Subtenant (and Subtenant fails to secure a stay or dischaige thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Subtenant makes a general assignment for the benefit of creditors; Subtenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Subtenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Subtenant's corporate charter if Subtenant is a corporation.

5. Remedies. Upon the occurrence of any Default, Tenant shall have the following rights and remedies, in addition to those allowed by law or in equity, any one or more of which may be exercised without further notice to Subtenant:

(a) Tenant may apply the Security Deposit or re-enter the Subleased Premises and cure any default of Subtenant, and Subtenant shall reimburse Tenant as additional rent for any costs and expenses which Tenant thereby incurs; and Tenant shall not be liable to Subtenant for any loss or damage which Subtenant may sustain by reason of Tenant's action.

(b) Tenant may terminate this Sublease or without terminating this Sublease, terminate Subtenant's right to possession of the Subleased Premises as of the date of such Default, and thereafter (1) neither Subtenant nor any person claiming under or through Subtenant shall be entitled to possession of the Subleased Premises, and Subtenant shall immediately surrender the Subleased Premises to Tenant; and (ii) Tenant may re-enter the Subleased Premises and dispossess Subtenant and any other occupants of the Subleased Premises by any lawful means and may remove their effects, without prejudice to any other remedy which Tenant may have. Upon the termination of this Sublease, Tenant may declare the present value (discounted at the Prime Rate plus 300 basis points) of all Base Rent which would have been due under this Sublease for the balance of the Sublease Term (exclusive of any renewal or extension) to be immediately due and payable, whereupon Subtenant shall be obligated to pay the same to Tenant, together with all loss or damage which Tenant may sustain by reason of Subtenant's default ("Default Damages"), which shall include without limitation reasonable expenses of preparing the Subleased Premises for re-letting, demolition, repairs necessitated by Subtenant's breach of this Sublease, brokers' commissions and attorneys' fees, it being expressly understood and agreed that the liabilities and remedies specified in this subsection (b) shall survive the termination of this Sublease.

(c) Tenant may, without terminating this Sublease, re-enter the Subleased Premises and re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Sublease Term and for rent and on terms and conditions different from those contained herein, whereupon Subtenant shall be immediately obligated to pay to Tenant as liquidated damages the present value (discounted at the Prime Rate plus 300 basis points) of the difference between the Base Rent provided for under this Sublease and that provided for in any lease covering a subsequent re-letting of the Subleased Premises, for the period which would otherwise have constituted the balance of the Sublease Term (exclusive of any renewals or extensions), together with all of Tenant's Default Damages.

(d)Tenant may sue to recover damages for any loss resulting from the Default.

6. Security Deposit: Subtenant agrees to pay to Tenant the sum of $6,000.00, upon execution of this Sublease as a refundable security deposit, to be held in a segregated non-interest bearing account, and to be returned within 30 days of the expiration or termination of this Sublease.

7. Landlord's Consent: Landlord consents to this Sublease and agrees to promptly notify the Tenant if the Subtenant is in breach of this Sublease. Nothing herein shall constitute a release of Tenant who shall remain bound under this lease. Nothing herein shall constitute consent to any further Sublease or Assignment of Lease. Landlord agrees to recognize Subtenant and that its use and possession of the Subleased Premises shall not be disturbed so long as Subtenant is not in default under this Sublease notwithstanding that Tenant may at that time be in default under the Lease. If Tenant is in default under the Lease, Landlord shall send Subtenant a copy of any notice or communication regarding Tenant's default, and until such default has been cured, Subtenant shall pay directly to Landlord the Base Rent, Additional Rent and any other charges due from Subtenant under this Sublease. In the event of such direct payment to Landlord, Tenant agrees that such payments shall discharge Subtenant's underlying obligations to Tenant under this Sublease.

8. Miscellaneous.

(a) Counterparts: This Sublease may be executed in counterparts.

(b) Tenant shall take no action inconsistent with the terms of this Sublease or adverse to Subtenant's rights hereunder and under the Lease so long as Subtenant is in compliance with the terms of this Sublease. Subtenant may terminate this Sublease without cause and without penalty upon 60 days written notice to Tenant.

(c) Entire Agreement: This Sublease constitutes the entire agreement between the Parties and cannot be altered except in a writing signed by the Parties. The Parties acknowledge that they have entered into this Sublease voluntarily, that they frilly understand all of its provisions, and that no representations, which are not expressly contained herein, were made to induce execution of this Sublease.

(d) Assignment: Subtenant may assign this Sublease to an affiliate of Subtenant, or to one or more of the principals of Subtenant. Such assignment shall not relieve Subtenant of its obligations under this Sublease, nor shall it require the consent of Landlord or Tenant. Subtenant shall promptly give written notice to Landlord and Tenant of any such assignment to a principal or affiliate. Any other assignments of this Sublease shall require the consent of Landlord and Tenant, which consent shall not be unreasonably withheld, delayed or conditioned.

(e) Rule of Construction: References in the plural also refer to the singular, and reference to one gender shall include all other genders where such construction is necessary to give reasonable effect to this Sublease.

 (f) Dispute Resolution: The Parties agree that any disputes between the Parties concerning the interpretation or application of this Sublease or concerning any other matter or thing, will only be initiated in the State or Federal Courts, as appropriate, located in Miami-Dade County, Florida. The prevailing party shall be entitled to an award of attorneys' fees and costs (including, without limitation, any such fees or costs incurred on appeal).

(g) Choice of Law: This Sublease shall be governed by Florida law without regard to its conflict of law principles.

(h) Authority Each Party hereby represents and warrants to the other Parties that (a) he, she, or it has the power and authority to enter into this Sublease and the execution, delivery and performance of this Sublease and the transactions contemplated hereby have been duly authorized, and (b) this Sublease constitutes the legal, valid and binding obligation, of such Party, enforceable in accordance with its terms.

(i) Notices: All notices, requests, and other communications under this Sublease to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by such Party to the other Parties.

If to:

Internal Fixation Systems, Inc.
10100 NW 166th Way, Suite 18
Miami, FL 33178

Attention: CEO

if to:

Star Medical Equipment Rental, Inc.
10100 NW 166th Way, Suite 18
Miami, FL 33178

Attention: CEO

IN WITNESS WHEREOF, the Parties have executed the Sublease as of the Effective Date.

/s/ Esteban Hernandez
Tenant
STAR MEDICAL EQUIPMENT RENTAL, INC
By: Esteban Hernandez, Its President Dated: 4/22/09

/s/ Kenneth West
Subtenant
INTERNAL FIXATION SYSTEMS, INC
By: Kenneth West Its: Dated: 4/22/09